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                                                           Exhibit 99.B.23(d)(1)

                          INVESTMENT ADVISORY AGREEMENT
                               FOR HIGH YIELD FUND

          THIS AGREEMENT is made and entered into as of October 15, 2003, by and between the McMorgan Funds (the "Trust"), a Delaware Statutory Trust, on behalf of the High Yield Fund (the "Fund"), and McMorgan & Company LLC (the "Adviser"), a registered investment adviser.

          WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, diversified management investment company; and

          WHEREAS, the Fund wishes to retain the Adviser to render investment advisory services to the Fund, and the Adviser is willing to furnish such services to the Fund;

          NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the Fund and the Adviser as follows:

          1. Appointment. The Fund hereby appoints the Adviser to act as investment adviser to the Fund for the periods on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

          2. Duties of the Adviser. The Adviser shall act as investment adviser to the Fund and shall manage the investments of the Fund in accordance with the investment objective, programs and restrictions of the Fund as provided in the Trust's governing documents, including, without limitation, the Trust's Agreement and Declaration of Trust and By-Laws, or otherwise and such other limitations as the Trustees may impose from time to time in writing to the Adviser. In this regard, the Adviser shall regularly make decisions as to what securities and other investments to purchase and sell on behalf of the Fund, and shall effect the purchase and sale of such investments. The Adviser shall also have discretion to vote any proxy solicited by the Fund's portfolio company, again subject to the ultimate supervision of the Board. In performing these services, the Adviser may hire one or more sub-advisers (the "Sub-Adviser") for the Fund to carry out the investment program of the Fund (subject to the approval of the Trust's Board of Trustees and shareholders of the Fund (including the initial sole shareholder of the Fund, except as otherwise permitted under the terms of any exemptive relief obtained by the Adviser from the Securities and Exchange Commission ("SEC"), or by rule or regulation). To the extent that the Adviser does hire any Sub-Adviser, it will thereafter continuously review, supervise and (where appropriate) administer the investment program of the Fund. Without limiting the generality of the foregoing, the Adviser shall, or direct any Sub-Adviser to: (i) furnish the Funds with advice and recommendations with respect to the investment of the Fund's assets and the purchase and sale of portfolio securities for the Fund, including selecting brokers and effecting transactions or taking of such other steps as may be necessary to implement such advice and recommendations; (ii) furnish the Fund with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Trust's Board of Trustees may reasonably request; (iii) manage the investments of the Fund, subject to the ultimate supervision and direction of the Trust's Board of Trustees; (iv) vote proxies solicited by portfolio companies; (v) provide persons satisfactory to the Trust's Board of Trustees to act as officers and employees of the Trust and the Fund (such officers and employees, as well as certain trustees, may be trustees, directors, officers, partners, or employees of the Adviser or its affiliates) but not including personnel to provide administrative services or distribution services to the Fund; and (vi) render to the Trust's Board of Trustees such periodic and special reports with respect to the Fund's investment activities as the Board may reasonably request. The investment policies and all other actions of the Fund are and shall at all times be subject to the control and direction of the Board of Trustees.

          3. Portfolio Transactions. The Adviser or a Sub-Adviser shall place orders for the purchase and sale of securities either directly with the issuer or with a broker or dealer selected by the Adviser or the Sub-Adviser. In placing each Fund's securities trades, it is recognized that the Adviser or Sub-Adviser will give primary consideration to securing the most favorable price and efficient execution, so that the Fund's total cost or proceeds in each transaction will be the most favorable under all the circumstances. Within the framework of this policy, the Adviser may consider the financial responsibility, research and investment information, and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Adviser or Sub-Adviser may be a party.


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     It is also understood that it is desirable for the Fund that the
          Adviser and the Sub-Adviser have access to investment and market research and securities and economic analyses provided by brokers and others. It is also understood that brokers providing such services may execute brokerage transactions at a higher cost to the Fund than might result from the allocation of brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the purchase and sale of securities for the Fund may be made with brokers who provide such research and analysis, subject to review by the Trust's Board of Trustees from time to time with respect to the extent and continuation of this practice to determine whether each Fund benefits, directly or indirectly, from such practice. It is understood by both parties that the Adviser may select broker-dealers for the execution of the Fund's portfolio transactions who provide research and analysis as the Adviser may lawfully and appropriately use in its investment management and advisory capacities, whether or not such research and analysis may also be useful to the Adviser or Sub-Adviser in connection with its services to other clients.

     On occasions when the Adviser or a Sub-Adviser deems the purchase or sale of a security to be in the best interest of one or more series of the Trust, as well as of other clients, the Adviser or the Sub-Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser or Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

          The Adviser is authorized to direct, or to permit any Sub-Adviser to direct, portfolio transactions to a broker-dealer which is an affiliated person of the Adviser or the Trust in accordance with such standards and procedures as may be approved by the Board in accordance with Rule 17e-1 under the 1940 Act, or other rules promulgated by the Securities and Exchange Commission. Any transaction placed with an affiliated broker-dealer must (i) be placed at the best available execution, and (ii) may not be a principal transaction.

          4. Compensation of the Adviser. For the services to be rendered by the Adviser as provided in Section 2 and 3 of this Agreement, the Fund shall pay to the Adviser within five business days after the end of each calendar month, a monthly fee of one twelfth of 0.50% of the Fund's average daily net assets for the month. In the event the Adviser is engaged for a period of less than one month, it shall receive the same monthly fee paid on a pro rata basis.

          The Adviser may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are not the responsibility of the Adviser under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Adviser hereunder or to continue future payments. Any fee withheld pursuant to this paragraph from the Adviser shall be reimbursed by the Fund to the Adviser in the first, second or third (or all) fiscal year next succeeding the fiscal year of the withholding to the extent permitted by the applicable state law if the aggregate expenses for the applicable succeeding fiscal year do not exceed the applicable state limitation or any more restrictive limitation to which the Adviser has agreed.

          In the event of termination of this Agreement, the fee provided in this Section 4 shall be paid on a pro rata basis, based on the number of days when this Agreement was in effect.

          The Adviser may allocate a portion or all of the fee it receives from the Fund to the Sub-Adviser in compensation for the services provided by the Sub-Adviser to the Fund.

          5. Reports. The Fund and the Adviser agree to furnish to each other such information regarding their operations with regard to their affairs as each may reasonably request.

          6. Status of Adviser. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Trust's employment of the Adviser is not an exclusive arrangement, and the Trust may from time to time employ other individuals or entities to furnish it with the services provided for herein.


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          7.   Liability of Adviser. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard by the Adviser of its obligations and duties hereunder, the Adviser shall not be subject to any liability whatsoever to the Fund, or to any shareholder of the Fund, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.

          The Fund shall indemnify and hold harmless the Adviser, directors, officers and employees of each of them (any such person, an "Indemnified Party") against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) arising out of the Indemnified Party's performance or non-performance of any duties under this Agreement provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

          No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or director or officer of the Adviser from liability in violation of Sections 17(h) and (i) of the 1940 Act.

          8. Duration and Termination. This Agreement shall become effective on October 15, 2003, and shall continue in effect until October 15, 2004. Thereafter, this Agreement may continue in effect only if such continuance is approved at least annually by, (i) the Trust's Board of Trustees or, (ii) by the vote of a majority of the outstanding voting securities of the Fund; and in either event by a vote of a majority of those trustees of the Trust who are not parties to this Agreement or interested persons of any such party in the manner provided in section 15(c) of the 1940 Act. Notwithstanding the foregoing, this Agreement may be terminated: (a) at any time without penalty by the Fund upon the vote of a majority of the Trustees or by vote of the majority of the Fund's outstanding voting securities, upon sixty (60) days' written notice to the Adviser or (b) by the Adviser at any time without penalty, upon sixty (60) days' written notice to the Fund. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act). Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at the principal office of such party. As used in this
Section 8, the terms "assignment," "interested person," and "a vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act and Rule 18f-2 thereunder.

          9. Conflicts with Trust's Governing Documents and Applicable Laws. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust's Agreement and Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust and Fund.

          10. Notice of Declaration of Trust. The Adviser agrees that the Trust's obligations under this Agreement shall be limited to the Fund and to their assets, and that the Adviser shall not seek satisfaction of any such obligation from the shareholders of the Fund nor from any trustee, officer, employee or agent of the Trust or the Fund.

          11. Nonpublic Personal Information. Notwithstanding any provision herein to the contrary, the Adviser agrees on behalf of itself and its directors, officers, and employees (1) to treat confidentially and as proprietary information of the Trust (a) all records and other information relative to the series of the Trust and their prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P ("Regulation S-P"), promulgated under the Gramm-Leach-Bliley Act (the "Privacy Act"), and (2) not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by the privacy policies adopted by the Trust, Regulation S-P or the Privacy Act, except after prior notification to and approval in writing by the Trust. Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Adviser may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Trust.


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          12.  Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby, provided that the basic agreement is not thereby impaired and the Agreement continues to conform with applicable law.

          13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Investment Advisers Act of 1940 and any rules and regulations promulgated thereunder.

          14. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by an affirmative vote of (i) a majority of the outstanding voting securities of the Fund, and (ii) a majority of the Trustees, including a majority of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

          15. Anti-Money Laundering Compliance. The Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, and implementing regulations ("BSA"), the Fund has adopted an Anti-Money Laundering Policy. The Adviser agrees to comply with the Fund's Anti-Money Laundering Policy and the BSA, as the same may apply to the Adviser, now and in the future. The Adviser further agrees to provide to the Fund and/or the Trust such reports, certifications and contractual assurances as may be requested by the Fund or the Trust. The Trust and the Fund may disclose information respecting the Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of this 15th day of October, 2003.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

APPROVED:

McMorgan Funds

BY _____________________________________
Terry O'Toole, Chief Executive Officer

McMorgan & Company LLC

BY _____________________________________
Robert Barron,  Chief Executive Officer